Exhibit 10.2

ADDENDUM TO SALE AGREEMENT
STATE OF UTAH
COUNTY OF SALT LAKE

This Addendum to Sale Agreement (the "Agreement") is made and entered into this fifth day of December, 2014 (the "Effective Date"), by and between SpeedEmissions, Inc., a Florida corporation with an address at 1015 Tyrone Rd., Tyrone, Georgia 30290 (hereinafter referred to as "Seller") and DEKRA Automotive North America, Inc.. a Delaware corporation with an address at 3901 Roswell Road, Suite 120, Marietta, Georgia 30062 (hereinafter referred to as "Purchaser").

1.         The parties agree that the Sales Agreement between the parties to be entered into on December 5, 2014, regarding the sale of Seller's emission testing business known as Just Emissions in the State of Utah shall be amended as provided herein. Capitalized terms in this Agreement shall have the meaning they have in the Sale Agreement.

2.         The parties agree that not all conditions under the Sale Agreement can be met as of the Closing Date as to the location at 4098 S. Redwood Rd., West Valley, Utah. The Purchaser shall therefore withhold a portion of $350,000 from the Purchase Price, and the Purchase Price due at Closing shall be reduced to $1,350,000.

3.         The remaining Purchase Price of $350,000 shall become due once all conditions under the Sale Agreement have been met in respect of the location at 4098 S. Redwood Rd., West Valley, Utah. In the event, such conditions have not been met on or before December 31, 2014, Purchaser shall have the option to terminate the transaction in respect of such location.

4.         In the event an assignment is not obtained by 12/31/14, the Party's agree to negotiate the operation of said location under a management contract. If agreed upon by both party's the remaining $350,000 shall then become due to the Seller.

5.         The provisions of the Bill of Sale and Assignment of Warranties as part of the Sale Agreement (Exhibits B), as they relate to the location at location at 4098 S. Redwood Rd., West Valley, Utah, shall become effective once all pertaining conditions under the Sale Agreement have been met.

6.         The Revenue Reconciliation and Store Operations Agreement entered into between the parties as of the Effective Date shall be deemed amended accordingly. Agreed to as of the Effective Date:

Seller: SpeedEmissions, Inc.

/s/ Rich Parlontieri

By: Rich Parlontieri

Its: President, Chief Executive Officer

Purchaser: DEKRA Automotive North America, Inc.

/s/ Ken W. Meissner

By: Ken W. Meissner

Its: VP Safety and Emissions